EXHIBIT 99.1

          Tier Signs Agreement to Acquire EPOS Corporation;
     Complementary Offerings Strengthen Presence in Core Markets

    RESTON, Va.--(BUSINESS WIRE)--June 1, 2004--Tier Technologies, Inc. (Nasdaq:TIER), a leading provider of transaction processing and packaged software and systems integration solutions for public-sector clients, announced today that it has signed a definitive agreement to acquire privately-held EPOS Corporation, a leading supplier of interactive communications and transaction processing technologies.
    The aggregate purchase price of approximately $19.0 million is comprised of $4.2 million in Tier Class B common stock, or approximately 400,000 shares of Class B common stock, with the balance representing cash and EPOS debt assumed by Tier. Tier projects that the acquisition will add approximately $4.0 million to its revenue for the fiscal year ending September 30, 2004, and expects the acquisition to be neutral to slightly accretive to its fiscal year 2004 fully diluted earnings per share on both a GAAP and Core basis. Tier projects the acquisition will add approximately $15.0 million to its fiscal year 2005 revenue and expects the acquisition to be accretive, adding $0.03 to $0.04 to Tier's fiscal year 2005 fully diluted earnings per share on both a GAAP and Core basis. Upon closing, it is expected that the majority of EPOS' 80 employees will join Tier, and that EPOS will operate as a business unit within Tier headed by Michael A. Lawler, Chairman and President of EPOS. The acquisition is expected to be completed this week.
    Founded in 1982, Auburn, Alabama based EPOS provides state-of-the-art interactive communications and payment processing solutions to its base of more than 800 customers. State and local governments trust secure EPOS systems to store and process sensitive citizen data. Colleges and universities process millions of transactions through EPOS systems each semester for fee payment, financial aid, class scheduling and grade reporting. Utilities rely upon EPOS Interactive Voice Response (IVR) systems to provide vital services such as account inquiry and payment and outage reporting. State unemployment insurance agencies use EPOS IVR systems and call centers to provide fast and efficient claims processing. Clients in all markets use EPOS technology to streamline operations, increase productivity and improve customer service.
    "We are delighted to welcome the strong management team and experienced staff of EPOS to Tier," said James R. Weaver, Tier's Chairman and Chief Executive Officer. "This acquisition is consistent with our growth strategy. EPOS strengthens our position in core markets such as state and local governments, and augments our electronic transaction processing services. This enables Tier to offer our customers an expanded service offering including new, complementary products and services, and fits our targeted revenue, profitability and valuation requirements."
    "EPOS fits well within Tier's business model of processing transactions and implementing packaged software systems," Weaver said. "Many of our existing child support operations have call center aspects and we are seeing more child support RFPs that incorporate the type of call center features that EPOS provides. Strong potential synergies exist between EPOS' electronic transaction processing premise-based and ASP solutions and our Official Payments Corp. subsidiary, a leader in providing electronic payment services for the IRS, 22 states, and more than 1,500 local governments. And we expect EPOS' unemployment insurance operations to contribute enhanced functionality to our strong unemployment insurance offering. EPOS provides automated solutions for continuing claims processing and call center solutions for initial claims processing for several large state unemployment agencies."
    "This acquisition also establishes Tier as a strong player in education institution transaction processing," Weaver continued. "EPOS systems process transactions for approximately 450 of the more than 9,200 two and four year U.S. postsecondary educational institutions. This attractive market is large and growing. For example, the U.S. Department of Education reports that overall annual spending on education in the United States, including postsecondary and K-12 education, was estimated to be $745 billion in the 2001-2002 school year. Additionally, according to a 2002 U.S. Department of Education report, enrollment in degree-granting postsecondary educational institutions for the period 2000-2001 to 2011-2012 is projected to increase from approximately 15.3 million to approximately 17.4 million students, representing a 14% increase."
    "We are very excited to become part of the Tier team," said Michael A. Lawler, Chairman and President of EPOS. "Joining Tier enables us to jointly leverage our strong suite of complementary offerings, for the ultimate benefit of our combined customer base."

    About Tier

    Tier is a provider of transaction processing and packaged software and systems integration services for public-sector clients. We combine our understanding of enterprise-wide systems with domain knowledge enabling our clients to rapidly channel emerging technologies into their operations. We focus on sectors that we believe are driven by forces that make demand for our services less discretionary and are likely to provide us with recurring long-term revenue streams. Tier is included in the Russell 3000(R) Index. More information about the Company is available at www.Tier.com.

    Statements made in this press release that are not historical facts, including statements concerning anticipated future operating results and increases in enrollment at postsecondary educational institutions, are forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.
    Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to the potential loss of funding by clients, including due to government budget shortfalls or revisions to mandated statutes; failure to achieve anticipated gross margin levels with respect to individual projects, including due to unanticipated costs incurred in fixed-price or transaction-based projects; the timing, initiation, completion, renewal, extension or early termination of client projects; the Company's ability to realize revenues from this acquisition and its business development opportunities, and achieve cost savings from its restructuring activities and integrating EPOS' operations and staffing; whether and when the acquisition will be completed; whether the proposed acquisition will be completed on the terms currently anticipated; the Company's ability to recruit, train and retain consultants and key personnel, including EPOS personnel; and unanticipated claims as a result of project performance, including due to the failure of software providers or subcontractors to satisfactorily complete engagements.
    For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company's annual report on Form 10-K for the year ended Sept. 30, 2003, Form 10-Q for the quarter ended March 31, 2004, as well as other filings with the SEC.

    CONTACT: Tier Technologies, Inc.
             Matt Brusch, 571-382-1048